Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-128936 on Form S-8 and No. 333-140158 on Form S-3 of our reports dated February 29, 2008, relating to the financial statements of Genco Shipping & Trading Limited (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 29, 2008